EXHIBIT  D-8


[SEAL]   STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS


PUBLIC UTILITIES COMMISSION                        Chairman James J. Malachowski
100 Orange Street                                  Commissioner Kate F. Racine
Providence, RI  02903-2803                         Commissioner Brenda K. Gaynor
401-222-3500


                                August 31, 1999


Ms. Catherine A. Fisher
Assistant Director
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

RE:  SEC File No. 70-9473, State Commission Certification
     Relating to Proposed Merger of National Grid Group plc and New England Electric System

Dear Ms. Fisher:

     On March 26, 1999, the National Grid Group plc ("National Grid") and the New England Electric System ("NEES") filed an Application-Declaration under the Public Utility Holding Company Act of 1935, seeking approvals relating to the proposed acquisition of NEES by National Grid. NEES is the parent holding company of the Narragansett Electric Company ("Narragansett"), which is an electric distribution company and public utility subject to the regulatory authority of the Rhode Island Public Utilities Commission. It is our understanding that, as a result of the acquisition of NEES by National Grid, the NEES subsidiaries (including Narragansett) will become indirect wholly-owned subsidiaries of National Grid.

     Representatives of NEES and Narragansett have informed us that the Securities and Exchange Commission has requested a certification similar to that which is required under Section 33(a)(2) from regulatory agencies having jurisdiction over NEES' retail distribution companies.

     The Rhode Island Public Utilities Commission certifies that it has adequate authority and resources to protect ratepayers served by Narragansett, including, in particular, matters such as rates and financial integrity. We intend to continue to exercise that authority after the merger of National Grid and NEES.

     Please do not hesitate to contact us should you require any further information regarding this matter.

                                         Sincerely,

                                         /s/ James Malachowski

                                         James J. Malachowski
                                               Chairman